Exhibit 21.1

LIST OF SUBSIDIARIES OF OTELCO INC.

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION

Brindlee Holdings LLC	Delaware
Brindlee Mountain Telephone Company	Alabama
Blountsville Telephone Company Inc.	Alabama
Hopper Holding Company, Inc.	Alabama
Hopper Telecommunications Company, Inc.	Alabama
Imagination, Inc.	Missouri
Mid-Missouri Telephone Corp.	Missouri
Otelco Holdings LLC	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Page & Kiser Communications, Inc.	Alabama